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                    CONTRACT FOR PURCHASE AND SALE OF HOTELS
                    ----------------------------------------

        This Contract for Purchase and Sale of Hotel (the "Contract") is made and entered into as of April 22, 1997 (the "Effective Date"), by and between PSH Master L.P. I, a Delaware limited partnership (the "Seller"), and FelCor Suites Limited Partnership, a Delaware limited partnership (the "Buyer").

        In consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

        1. DEFINITIONS. The following terms when used in this Contract shall have the following meanings:

               1.1 ACCEPTANCE DATE. Ten business days after delivery of signed contract to Seller.

               1.2 ASSIGNMENT. The Assignment of Lease which conveys all of Seller's right, title and interest under the Lease to Buyer.

               1.3 ATTORNEYS' FEES. All reasonable fees charged by an attorney for his services and the services of any paralegals, legal assistants or law clerks, including without limitation fees charged for representation at the trial level and in all appeals.

               1.4 BUYER'S ADDRESS. 545 East John Carpenter Freeway, Suite 1300, Irving, Texas 75062. Telephone: (972) 444-4900; Telecopy: (972) 444-4949.

               1.5 BUYER'S ATTORNEY. Robert W. Dockery. Buyer's attorney's address is: Bracewell & Patterson LLP, Lincoln Plaza, 500 North Akard Street, Suite 4000, Dallas, Texas 75201-3387. Telephone: (214) 740-4000; Telecopy: (214)
740-4010.

               1.6 CASH TO CLOSE. The Purchase Price plus all of Buyer's closing costs specified herein, subject to the adjustments and prorations set forth herein, less the Deposit.

               1.7 CLOSING. The delivery of the Assignment and the Deeds to Buyer concurrently with the delivery of the Purchase Price to Seller.

               1.8 CLOSING DATE. The date which is 10 business days after Seller notifies Buyer that Seller is prepared for Closing, provided that (a) the Closing Date shall not be earlier than 45 days after the Effective Date or later than 90 days after the Effective Date, and (b) all conditions to Seller's and Buyer's obligations under Sections 7.1 and 7.3 are satisfied.

               1.9 DEEDS. Collectively, (a) the special warranty deeds by which Seller conveys the Tampa Land and the Durham Land, together with the respective Improvements thereon to Buyer, and (b)


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the quit-claim deed by which Seller conveys all of its right, title and interest in and to the Improvements on the Lake Buena Vista Land to Buyer.

               1.10 DEPOSIT. Either, at Buyer's sole option, (i) an irrevocable letter of credit, in form and from a bank acceptable to Seller, in the amount of $1,500,000, or (ii) the sum of $1,500,000 cash, together with all interest earned on said sum while it is held in escrow by Escrow Agent in accordance with this Contract. Except as specifically provided elsewhere herein, any interest earned on the Deposit shall be paid to Buyer at Closing.

               1.11 EFFECTIVE DATE. The date this Contract is fully executed by all parties hereto (including the Escrow Agent) and a fully executed counterpart thereof is delivered to Buyer and Buyer's Attorney.

               1.12 ESCROW AGENT. The Title Company.

               1.13 GOVERNMENTAL AUTHORITY. Any federal, state, county, municipal or other governmental department, entity, authority, commission, board, bureau, court, agency or any instrumentality of any of them.

               1.14 GOVERNMENTAL REQUIREMENT. Any law, statute, code, ordinance, rule, regulation, permit, certificate, license, authorization, agreement, or requirement now existing of any Governmental Authority.

               1.15 HAZARDOUS MATERIAL. Any flammable or explosive materials, petroleum or petroleum products, oil, crude oil, natural gas or synthetic gas usable for fuel, radioactive materials, asbestos, polychiorinated biphenyls (PCB's), hazardous wastes or substances or toxic wastes or substances, including, without limitation, any substances now or hereafter defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "toxic materials" or "toxic substances" under any applicable Governmental Requirement.

               1.16 HOTELS. Collectively, the existing (i) 229-room Hotel together with all amenities thereto located on the Lake Buena Vista Land, (ii) 203-room Hotel together with all amenities thereto located on the Tampa Land, and (iii) 203-room Hotel together with all amenities thereto located on the Durham Land.

               1.17 IMPROVEMENTS. The Hotels together with and including all structures, fixtures or other improvements on, over or beneath the Land.

               1.18 LAND. Collectively, the real property located in (i) Lake Buena Vista, Orange County, Florida (the "Lake Buena Vista Land"), more particularly described in the attached Exhibit A-1,

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(ii) Hillsborough County, Florida (the "Tampa Land"), more particularly described in the attached Exhibit A-2, and (iii) Triangle Township, Durham County, North Carolina (the "Durham Land"), more particularly described in the attached Exhibit A-3.

               1.19 LANDLORD. Lake Buena Vista Communities, Inc., a Delaware corporation, its successors or assigns, as landlord under the Lease.

               1.20 LEASE. That certain Ground Lease dated March 10, 1986 between Lake Buena Vista Communities, Inc., a Delaware corporation, as landlord, and Pickett Buena Vista/Hotel Plaza Limited Partnership, an Ohio limited partnership, as tenant, a memorandum of which is recorded in Official Records Book 3759, page 492, Public Records of Orange County, Florida, as assigned to PC Development Limited Partnership, an Ohio limited partnership, by instrument recorded in Official Records Book 3856, page 4661 of said records, as further assigned to Seller by instrument recorded in Official Records Book 3907, page 4996 in said records.

               1.21 LEASEHOLD INTEREST. All rights, titles and interests as "tenant" or "lessee" under the Lease.

               1.22 MANAGEMENT AGREEMENT. The Management Agreement dated May 1, 1997, between Seller, as owner, and Pickett Hotel Company, predecessor to Doubletree Partners, a Delaware general partnership ("Doubletree"), as manager, as amended by amendments dated November 16, 1989, April 19, 1992, and May 24, 1993.

               1.23 MANAGER. Doubletree.

               1.24 PERMITTED EXCEPTIONS. The title exceptions described on the attached Exhibits B-1 through B-3.

               1.25 PERSONAL PROPERTY. All items of personal property located on the Land or owned by Seller and used in connection with the operation of the Hotels, but excluding therefrom the personal property that belongs to Manager, tenants, guests, contracting parties under the Service Contracts and vending arrangements, and employees. Such items of personal property shall include, but not be limited to: (i) all fixtures, furnishings, building materials, machinery, equipment, telephones, televisions, computers, glass, tools, silver, china, glassware, utensils, towels, linens, signs, transferable licenses and permits, telephone numbers, tradename, motor vehicles, inventories, food and beverages in process and all other articles of personal property now or hereafter attached or appurtenant to the Land and Improvements or used in connection with the use or operation therewith, including any Property Records, drawings, as-built plans and specifications and all permits and warranties in the possession of Seller or Manager; (ii) all attachments, appliances, fittings, lighting fixtures, doors, cabinets, elevators, flagpoles, sprinkler, plumbing, heating, air

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conditioning, electrical, ventilating, lighting, incinerating, vacuum cleaning, refrigerating and cooling systems, vaults, safes, carpets, floor coverings, together with all parts and supplies pertaining thereto; and (iii) the Property Records.

               1.26 PROPERTY. The Leasehold Interest, the Tampa Land, the Durham Land, the Improvements on the Tampa Land and Durham Land, all of Seller's right, title and interest to the Improvements on the Lake Buena Vista Land, and the Personal Property.

               1.27 PROPERTY RECORDS. The Property Records shall be each of the following, to the extent such is in the Seller's possession or in the possession of Manager:

               (a) All operating statements (including income and expense statements) and financial statements (for the most recent three (3) year period), existing operating capital expenditure budgets and other books and records for the Property, including all guest registration cards, guest transcripts, guest histories and all other available guest information;

               (b) All engineering and architectural plans, specifications and drawings and as-built plans pertaining to the Property (the "Plans");

               (c) All advance reservations and trade-out agreements for hotel rooms, meetings, conventions, and the use of facilities for banquets, parties, affairs and the like which extend to a period beyond the Closing Date;

               (d) Copies of all assignable guarantees and warranties issued or made in connection with the construction, improvement, alteration, equipment and repair of any improvements comprising a part of the Property, schedule of work currently in progress and expected completion dates;

               (e) Copies of all certificates of occupancy, licenses, permits, authorizations, and approvals required by law for the current operation of the Property, and issued by all Governmental Authorities having jurisdiction and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions);

               (f) Copies of all material contracts and agreements which affect the ownership or operation of the Property, including, but not limited to Service Contracts and management agreements, including all contracts and agreements to which Buyer will be legally bound after Closing; and

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               (g) All existing environmental audits, engineering reports, ADA compliance reports, similar studies, notices and information concerning the condition of the Improvements and any Hazardous Material on or about the Property.

               1.28 PURCHASE PRICE. The sum of Sixty-Four Million Eight Hundred Thousand and No Dollars ($64,800,000.00).

               1.29 SELLER'S ADDRESS. c/o James V. Pickett, 150 East Gay Street, 24th Floor, Columbus, Ohio 43215. Telephone (614) 217-1600; Telecopy (614) 217-0113.

               1.30 SELLER'S ATTORNEY. Kevin H. Connor. Seller's Attorney's mailing address is: Baker & Hostetler LLP, 65 East State Street, Suite 2100, Columbus, Ohio 43215. Telephone: (614) 462-2657; Telecopy (614) 462-2616.

               1.31 SERVICE CONTRACTS. The service contracts, leases, installment sales contracts, maintenance agreements, employment agreements, and other agreements listed on the attached Exhibit C.

               1.32 TITLE COMPANY. Commonwealth Land Title Insurance Corporation, 14643 Dallas Parkway, Suite 101, LB 61, Dallas Texas 75240,
Attention: Rick Wilson.

        2. PURCHASE AND SALE. On the terms and subject to the conditions set forth herein, Seller agrees to sell and convey the Property to Buyer and Buyer agrees to purchase and acquire the Property from Seller.

        3. PURCHASE PRICE. The Purchase Price shall be paid as follows:

               3.1 DEPOSIT. Concurrently with the execution of this Contract by Buyer, Buyer shall deliver to Escrow Agent the Deposit, together with a completed and executed W-9 Form for the Buyer. Provided Buyer has not terminated this Contract under Section 4.2.1 on or before the last day of the Review
Period (as defined below), the Deposit shall be non-refundable unless any one of the conditions set forth in Section 7.1 of this Contract is not satisfied or waived as provided therein.

               3.2 CASH TO CLOSE. The Cash to Close shall be paid to Seller in accordance with the closing procedure hereinafter set forth.

               3.3 ALLOCATIONS. Subject to adjustments in accordance with the terms of this Contract, the Purchase Price shall be allocated by Seller and Buyer at Closing as reflected on Exhibit D attached hereto.

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        4. SELLER'S DELIVERIES; BUYER'S DUE DILIGENCE.

               4.1 PROPERTY RECORDS. Seller has previously delivered or cause to be delivered to Buyer the items described on the attached Exhibit E (the "Delivered Records") which items have been received by Buyer. If Seller obtains or becomes aware of any additional Property Records, Seller shall promptly deliver or make available such additional Property Records to Buyer.

               4.2 INSPECTION OF HOTELS, MANAGEMENT AGREEMENTS. During the period from the Execution Date through and including May 7, 1997 (the "Review Period"), Buyer and Buyer's agents and representatives (a) shall be given reasonable access to the Hotels during normal business hours and shall have the right to physically inspect the Hotels and to conduct soil tests and other non-destructive inspections (so long as such tests and inspections do not unreasonably interfere with the use and occupancy of the Hotels by Seller, by guests or patrons of the Hotels, or by tenants), and (b) may negotiate with Manager (or any subsidiary of Manager) in order to obtain a commitment from Manager (or its subsidiary) to manage the Hotels after Closing under one or more management agreements acceptable to Buyer in its sole discretion. The costs and expenses of Buyer's investigation shall be borne solely by Buyer. In the event that the transaction contemplated by this Contract does not close for any reason, Buyer shall have the obligation to restore the Hotels to their condition prior to Buyer's entry, which obligation shall survive any termination of this Contract. The terms of this Contract and all information furnished by Seller to Buyer in accordance with the provisions of this Contract or obtained by Buyer in the course of its investigations shall be treated as confidential information by Buyer, except that Buyer may disclose such information to prospective investors and lenders, as well as attorneys and other parties assisting or representing Buyer in connection with the subject transaction. The foregoing obligation to treat such information as confidential shall survive any termination of this Contract but shall not survive Closing. Buyer covenants and agrees that the Hotels shall not be damaged or impaired in any way as the result of its activities on the Hotels' premises, and hereby agrees to indemnify and hold Seller harmless from and against any claims, causes of action, damages and expenses (including attorneys' fees) to the extent incident to, resulting from or in any way arising out of the presence in, on or about the Hotels of Buyer, or Buyer's agents or representatives, or out of any such test or inspection conducted by Buyer on the Hotels' premises. Such indemnity shall survive the Closing or any termination of this Contract and not be merged therein.

               4.2.1 PROCEDURE FOR BUYER'S OBJECTIONS. Buyer shall have until the end of the Review Period to notify Seller in writing of (a) Buyer's failure to obtain the commitment described in Section 4.2(b), or (b) any objections Buyer may have to the results of

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Buyer's inspections of the Hotels or the Delivered Records. If, on or before the end of the Review Period, Buyer shall notify Seller of any objections to Buyer's inspections of the Hotels or the Delivered Records, Seller may elect to cure such objections within 10 days from the date on which Seller received Buyer's objections. Buyer may terminate this Contract by giving written notice of termination to Seller at any time within (i) the Review Period, if such termination is based on Buyer's failure to obtain the commitment described in
Section 4.2(b), and (ii) 10 days after the end of the Review Period, if such termination is based upon Buyer's dissatisfaction, in Buyer's sole discretion, with the results of any cure efforts undertaken by Seller in response to Buyer's objection(s). If Buyer fails to notify Seller of any such objections or failure on or before the end of the Review Period, Buyer shall be deemed to have approved all such matters and to have waived its right to terminate this Contract under this Section 4.2.1. If Buyer terminates this Contract pursuant to this section, Seller shall be entitled to retain and, to the extent it has not already done so, Buyer shall deliver to Seller all reports and studies relating to the Hotels resulting from the inspection of the Hotels (or the portions thereof which are specific to the Hotels) and all documents delivered to Buyer pursuant to Section 4.1 hereof. The Deposit shall be returned to Buyer within 5 days after any such termination and neither party shall have any further rights or obligations one to the other, except for the indemnity set forth in Section 4.2. If Buyer does not terminate this Contract as provided herein, Buyer shall be deemed to have waived the right to terminate this Contract under this section and shall be deemed to have accepted and approved the condition of the Hotels, subject to the remaining terms of this Contract.

               4.3 ESTOPPEL CERTIFICATES. Seller shall employ reasonable good faith efforts to obtain from each tenant under any space lease affecting the Hotels (but not from current or prospective occupants of hotel rooms and suites within the Hotels), and to deliver to Buyer not less than 5 days before the Closing Date, an estoppel letter substantially in the form attached to this Contract as Exhibit F. In the event that Seller is unable to obtain an estoppel letter from any such tenant by said date, Seller shall deliver to Buyer a certificate in which Seller certifies, to the best of Seller's actual knowledge, the information required by the form of estoppel letter attached to the Contract as Exhibit F.

               4.4 ACCESS TO HOTELS. After the Review Period, Buyer and Buyer's authorized representatives and employees shall have the right, at Buyer's sole cost, risk and expense, from time to time to enter upon and pass through the Hotels during normal business hours and upon reasonable notice to Seller to view the physical condition of the Hotels solely for the purpose of confirming the satisfaction of the conditions described in Sections 7.1.1 and 7.1.3. Buyer and its representatives and employees shall not unreasonably interfere

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with the operation of the Hotels or the right to privacy of guests of the
Hotels. Nothing contained herein is deemed to create a right to terminate after the Review Period is over.

               4.5 ACCESS TO FINANCIAL INFORMATION. Buyer's representatives shall have access to all financial and other information relating to the Hotels to enable them to prepare at Buyer's expense audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the "SEC") and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of FelCor Suite Hotels, Inc., Buyer's general partner. Seller shall also provide to Buyer's representatives a signed representation letter sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotels.

        5.      SELLER'S REPRESENTATIONS.


               5.1 Seller hereby represents and warrants to Buyer as follows:

                      5.1.1 SELLER'S EXISTENCE. Seller is a Delaware limited partnership, validly existing and in good standing under the laws of Delaware and is authorized to do business in the State of Florida and North Carolina. Seller has full partnership power and authority to sell the Property and to comply with the terms of this Contract.

                      5.1.2 AUTHORITY. The execution and delivery of this Contract by Seller and the consummation by Seller of the transaction contemplated by this Contract are within Seller's capacity.

                      5.1.3 LITIGATION. Except as set forth on Exhibit G, there are no actions, suits, proceedings or investigations (including condemnation proceedings) pending or, to the knowledge of Seller, threatened against Seller or the Property and Seller is not aware of any facts which might result in any such action, suit or proceeding. If Seller is served with process or receives notice that litigation may be commenced against it, Seller shall promptly notify Buyer.

                      5.1.4 HAZARDOUS MATERIAL. Except for (i) those matters specified in Seller's existing environmental report which is a part of the Delivered Records; and (ii) the handling, use and storage of Hazardous Material in the ordinary course of operating the Hotels, which in each instance has been and shall be in material compliance with all applicable Governmental Requirement, (a) Seller has received no written notice, and has no knowledge, of any discharge, spill, or disposal of any Hazardous Material on or under the Property; and (b) Seller has received no written notice

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from any Governmental Authority or any other party, and has no knowledge, of any
Hazardous Material violations concerning the Property or any portion thereof.

                      5.1.5 NO RIGHTS TO PURCHASE. No other person, firm, corporation, or other entity has any right of first refusal or option to acquire the Property or any portion thereof or lease any space therein, except that Doubletree Partners ("Doubletree") has a right of first offer under its existing management agreement with Seller, but has waived such right with respect to the transactions contemplated by this Contract.

                      5.1.6 SERVICE CONTRACTS. The schedule of Service Contracts attached to this Contract as part of the Delivered Records constitutes a list of all of the agreements, leases, or other contracts affecting the Property and there are no other agreements, leases or other contracts with respect to the Property, except the existing management agreements with Doubletree which shall be terminated at Closing at Buyer's sole expense subject to the terms of Section
7.1.6 below. All of the agreements, leases, or other contracts are in full force and effect, and to the best of Seller's knowledge, there is no default by any party under any Service Contract and no event has occurred that, with the giving of notice or passage of time, or both, would constitute a default thereunder. Seller has received no notice that any party to any Service Contract intends to cancel or terminate its Service Contract.

                      5.1.7 LEASE. The copy of the Lease delivered to Buyer as a part of the Delivered Records is a true, accurate and complete copy of the Lease and all amendments thereto. The Lease is in full force and effect, there is no default by either party thereunder, and no event has occurred which, with the passage of time, the giving of notice, or both, would constitute a default thereunder.

                      5.1.8 NOTICES. Seller has received no written notice from any Governmental Authority, any insurer, or any other party (a) that either the Property or the use or operation thereof is currently in violation of any zoning or other land use regulations; (b) that Seller is currently in violation, or with the passage of time will be in violation of the requirements of any ordinance, law, regulation or order of any Governmental Authority affecting the Property or that any investigation has commenced or is contemplated regarding any such possible violation; or (c) asserting that Seller is required to perform work at the Property.

                      5.1.9 PARTIES IN POSSESSION. Except (a) hotel guests, (b) as shown on the survey delivered as part of the Delivered Records or (c) as described in the Delivered Records,

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there are no parties other than Seller in possession of any portion of the Land or Improvements as lessees, tenants at sufferance or trespassers.

                      5.1.10 COMMITMENTS TO GOVERNMENTAL AUTHORITIES. Except as set forth in the Property Records, no commitments relating to the Property have been made to any Governmental Authority, utility company, school board, church or other religious body or any homeowner or homeowners association, merchant's association or any other organization, group or individual which would impose an obligation upon Buyer or its successors or assigns to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Land; and except as set forth in the Property Records, no Governmental Authority has imposed any requirement that any owner of the Land pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with the Land.

               5.2 SURVIVAL OF REPRESENTATIONS. All of the representations and warranties of the Seller set forth in this Contract shall be true and correct in all material respects as of the Effective Date; shall be deemed to be repeated at and as of the Closing Date, and shall be true and correct in all material respects as of the Closing Date, except as disclosed; and all of the representations, warranties and agreements of the Seller set forth in this Contract shall expressly survive the Closing for a period of six (6) months from and after the Closing Date and shall specifically not merge into the Closing and delivery of the Deeds and Assignment.

               5.3 NO OTHER REPRESENTATIONS AND WARRANTIES BY SELLER. As used herein, the phrases "knowledge," "to the best of Seller's knowledge" and similar phrases shall mean the present, actual knowledge of Seller as of the Effective Date without independent investigation other than inquiry of Seller's on-site manager. Buyer acknowledges that except as specifically stated in this Contract:
(a) Seller has not made any warranties or representations concerning the Property or any component thereof, including without limitation, the operation, the existence, location, quantity or condition of the Personal Property; the completion, status of completion or soundness of the Improvements; the zoning or other land use restrictions affecting the Property; the enforceability of any contract or other agreement or right assigned hereunder; the compliance of the Property or any part thereof with any Governmental Requirement; or the use or existence or prior use or existence of Hazardous Material on the Property; (b) Buyer has conducted (or has had the opportunity to make) its own inspection and examination of the Property and all components thereof; and (c) Buyer acknowledges that it will accept, subject to the terms hereof, the Property in an "AS IS" physical condition as of the Effective Date (normal wear and tear excepted). EXCEPT AS

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SPECIFICALLY PROVIDED FOR HEREIN, THERE ARE NO EXPRESSED OR IMPLIED WARRANTIES
GIVEN TO BUYER IN CONNECTION WITH THE SALE OF THE PROPERTY. EXCEPT AS SPECIFICALLY PROVIDED FOR HEREIN, SELLER DOES HEREBY DISCLAIM ANY AND ALL WARRANTIES OF MERCHANTABILITY, HABITABILITY AND FITNESS THAT MAY BE DUE FROM SELLER TO BUYER, WHETHER IN REGARD TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY. THIS SECTION 5.3 SHALL SURVIVE THE CLOSING.

        6. SELLER'S COVENANTS AND AFFIRMATIVE OBLIGATIONS.

               6.1 MAINTENANCE OF PROPERTY. From and after the Effective Date, Seller shall not perform any construction or removal of any Improvements, or make any other change or improvement on or about the Property, except in the ordinary course of business or as necessary to protect and preserve the Property, without the prior written consent of Buyer. Between the Effective Date and the Closing Date, Seller shall maintain and operate the Property in substantially the same condition and manner as the Property is now maintained by the Seller. All building supplies, maintenance materials, food and beverage in process, linens and equipment, if any, located at the Property on the Closing Date will be delivered and transferred to the Buyer. The Seller agrees to provide or maintain normal inventories of such items up to the Closing Date, including at least a 3-par inventory of linens and towels.

               6.2 SERVICE CONTRACTS. After the Effective Date, Seller shall not enter into any new Service Contract or extend, replace, renew or terminate any Service Contract without the prior written consent of Buyer, not to be unreasonably withheld.

               6.3 NO FURTHER ENCUMBRANCES. After the Effective Date, Seller shall not create or incur any mortgage, lien, pledge or other encumbrance affecting the Property other than the Permitted Exceptions.

               6.4 COMPLIANCE WITH OBLIGATIONS. Seller will perform all of its material obligations under the Service Contracts, permits and Warranties, and will comply in all material respects with all Governmental Requirements affecting the Property and its use until the Closing Date.

               6.5 NOTICE OF CHANGE IN GOVERNMENTAL REQUIREMENTS. Seller shall, upon notice, or upon becoming aware of any such changes, notify Buyer promptly of any change in any applicable Governmental Requirements which might materially affect the value or use of the Property to Buyer.

               6.6 INSURANCE. Seller shall maintain in full force and effect all of its existing insurance until the Closing Date.

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               6.7 LIQUOR LICENSE. The Buyer shall make and prosecute an
application for approval of the transfer of all liquor licenses and alcoholic beverage licenses necessary to operate the restaurants, bars and lounges presently located within the Property, from the Seller to the Buyer (or for the issuance of new licenses in favor of the Buyer). The parties agree each with the other that they will promptly execute all transfer forms, applications and other documents required by the liquor authorities in order to effect such transfer at the earliest date in time possible consistent with the laws of the State in order that said liquor licenses may be transferred from the Seller to the Buyer at the earliest possible time after the Closing Date. Seller will cooperate with the Buyer in keeping open the bars and lounges and liquor facilities of the Hotel between the Closing Date and the time when such liquor license transfers actually become effective, by exercising management and supervision of such facilities under the existing liquor license, provided, however that (i) the Buyer shall indemnify and hold the Seller harmless from any liability, damages or claims encountered in connection with such operations during said period of time, and the Buyer shall procure and pay for dram shop liability insurance naming the Buyer and Seller as insured thereunder, and (ii) the obligation of Seller to cooperate and keep open the liquor facilities of the Hotel shall terminate 120 days after the Closing of the transaction contemplated hereby, or earlier, if the Buyer obtains its liquor licenses at an earlier date. Buyer acknowledges that it may be required to enter into a management agreement and lease agreement with Doubletree in order to continue operating under the current liquor license.

               6.8 SELLER'S INDEMNITY. Subject to the terms of Section 5.3, Seller agrees to indemnify and hold Buyer harmless of and from all liabilities, losses, damages, costs, expenses (including reasonable attorney's fees) which the Buyer may suffer or incur by reason of any act or cause of action occurring or accruing prior to the Closing Date and arising from the operation of the Hotels prior to the Closing Date.

               6.9 BUYER'S INDEMNITY. Buyer agrees to indemnify and hold Seller harmless of and from all liabilities, losses, damages, costs, expenses (including reasonable attorney's fees) which the Seller may suffer or incur by reason of any act or cause of action occurring or accruing on or after to the Closing Date and arising from the operation of the Hotels after the Closing Date.

        7. CONDITIONS.

               7.1 CONDITIONS TO BUYER'S OBLIGATION TO CLOSE. Buyer shall not be obligated to close unless and until each of the following conditions are either fulfilled or waived, in writing, by Buyer:

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


                      7.1.1 COMPLIANCE WITH COVENANTS. Seller shall have performed in all material respects all covenants, agreements and obligations and complied in all material respects with all conditions required by this Contract to be performed or complied with by Seller prior to the Closing Date;

                      7.1.2 DELIVERY OF DOCUMENTS. Seller shall be prepared to deliver all instruments and documents to be delivered at the Closing pursuant to Sections 9.1 and 10.2 of this Contract;

                      7.1.3 REPRESENTATIONS AND WARRANTIES. All of Seller's representations and warranties shall be true and correct in all material respects as of the Closing Date without any supplementation or deliveries being made after the Effective Date;

                      7.1.4 APPROVAL OF LANDLORD. Seller shall have obtained and delivered to Buyer the written consent of Landlord to the sale of the Leasehold Interest and related Improvements and Personal Property to Buyer pursuant to this Contract.

                      7.1.5 ESTOPPEL. Seller shall have delivered to Buyer an estoppel certificate signed by Landlord and dated not earlier than 10 days prior to Closing stating:

               (a) That the Lease is then in full force and effect and modified only as previously disclosed to Buyer;

               (b) That Seller is not in default in the payment of rent or any additional charges to Landlord;

               (c) That so far as the Landlord knows, neither party to the Lease is in default in the performance or observance or any other covenant or condition to be performed or observed under the Lease;

               (d) That so far as the Landlord knows, no event has occurred which authorizes, or with the lapse of time will authorize, Landlord or Seller to terminate the Lease;

               (e) That so far as the Landlord knows, neither Landlord nor Seller has any offsets, counterclaims or defenses; and

               (f) The dates to which rents and other amounts payable by Seller under the Lease have been paid.

                      7.1.6 MANAGEMENT AGREEMENT. Buyer shall have received on or before the end of the Review Period from Doubletree an agreement regarding a termination of the Management Agreement on terms acceptable to Buyer. All costs related to such termination shall be paid by Buyer, subject to Buyer's approval as provided in the preceding sentence.

                      7.1.7 APPROVAL OF LENDER. On or before the end of the Review Period, Buyer shall have received from The Chase Manhattan Bank written consent to the assumption of the Lease by Buyer pursuant to this Contract.

               7.2 REMEDIES. Buyer shall have until the end of the Review Period to satisfy or waive the conditions described in Sections 7.1.6 and 7.1.7, and may terminate this Contract by notice delivered to Seller on or before the end of the Review Period stating that Buyer has elected to terminate the Contract for failure of one or both of such conditions. If Buyer fails to deliver notice to Seller of the failure of one or both of such conditions on or before the end of the Review Period, Buyer shall be deemed to have satisfied both of such conditions for all purposes under this Contract, including without limitation for the purpose of the following sentence, and to have waived its right to terminate the Contract for failure of such conditions. If any of the conditions to Buyer's obligations have not been satisfied (or deemed satisfied) on or before the Closing Date, Buyer shall have the option to terminate this Contract, receive the Deposit with any interest earned thereon, and pursue its remedies against Seller as elsewhere provided in this Contract in the event of a default by Seller hereunder.

               7.3 CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. Seller shall not be obligated to close unless and until each of the following conditions are either fulfilled or waived by Seller:

                      7.3.1 COMPLIANCE WITH COVENANTS. Buyer shall have performed in all material respects all covenants, agreements and obligations and complied in all material respects with all conditions required by this Contract to be performed or complied with by Buyer prior to the Closing Date;

                      7.3.2 DELIVERY OF DOCUMENTS AND CASH TO CLOSE. Buyer shall be prepared to deliver all Cash to Close and all instruments and documents to be delivered by Buyer at the Closing pursuant to Sections 10.1, 10.2, 11.1 and 11.2 of this Contract;

                      7.3.3 MANAGEMENT AGREEMENT. Seller shall have received from Doubletree a termination of the Management Agreement on terms acceptable to Buyer and Seller. All costs related to such termination shall be borne by Buyer in accordance with Buyer's agreement described in Section 7.1.6.

                      7.3.4 SELLER'S MORTGAGE. Seller shall have obtained an agreement from Seller's mortgagee that the total Agreed Value (as that term is defined in the three Consolidated and Renewal Promissory Notes (the "Notes") from Seller to Aetna Life Insurance Company, dated January 1, 1992) for the Property is not greater than $66,745,000.00. Seller shall have the right to satisfy the mortgages securing the Notes (and any other lien on the

Property) by obtaining evidence of the amount of principal and accrued interest through the Closing Date that is due in connection therewith and deducting such amount from the proceeds due Seller at Closing. So long as such arrangements are made prior to Closing by Seller and the Title Company agrees to remove such liens from Buyer's Title Policy as of the Closing Date, the existence of such liens shall not be considered objectionable hereunder.

                      7.3.5 APPROVAL OF LANDLORD. Seller shall have received the written consent of Landlord to the sale of the Leasehold Interest and related Improvements and Personal Property to Buyer pursuant to this Contract.

               7.4 REMEDIES. If any of the conditions to Seller's obligations have not been satisfied on or before the Closing Date, Seller shall have the option to terminate this Contract and pursue its remedies against Buyer as elsewhere provided in this Contract in the event of a default by Buyer hereunder.

        8. CLOSING. Subject to all of the provisions of this Contract, Buyer and Seller shall close this transaction on the Closing Date commencing at 10:00 a.m. The Closing shall take place in Dallas, Texas at the Title Company's offices, or at such other location mutually agreed to by the parties.

        9. CLOSING DOCUMENTS.

               9.1 SELLER'S CLOSING DOCUMENTS. At Closing, Seller shall execute and deliver (or cause to be executed and delivered by Manager, as applicable) the following documents ("Seller's Closing Documents") in accordance with
Section 11.2:

                      9.1.1 DEEDS AND ASSIGNMENT. The Deeds and the Assignment, which shall be duly executed and acknowledged by Seller so as to convey to Buyer good and marketable title to the Property described therein free and clear of all liens, encumbrances and other conditions of title other than the Permitted Exceptions.

                      9.1.2 SELLER'S AFFIDAVITS. Affidavits from Seller in form and content reasonably satisfactory to Buyer and the Title Company to facilitate the deletion of those standard exceptions on the Title Company's title insurance commitments which may be deleted solely by delivery of an affidavit.

                      9.1.3 BILLS OF SALE. Absolute bills of sale with full warranty of title conveying the Personal Property to Buyer or its designee free and clear of all liens, encumbrances and security interests.

                      9.1.4 GENERAL ASSIGNMENT. An assignment of all Service Contracts, permits, warranties, and as-built plans and specifications, if any, used in the operation of the Property, assigning to Buyer all of Seller's right, title and interest in and to the foregoing to the extent such rights exist and are assignable and containing Buyer's assumption of all obligations thereunder arising on or after the Closing.

                      9.1.5 CLOSING STATEMENT. A closing statement setting forth the Purchase Price and all credits, adjustments and prorations between Buyer and Seller, and the net Cash to Close due from Buyer.

                      9.1.6 AUTHORIZING RESOLUTIONS. Certificates of such resolutions in form and content as the Title Company may reasonably request evidencing Seller's existence, power and authority to consummate the transaction herein contemplated, including copies of all partnership documents or other reasonable evidence of partnership authority.

                      9.1.7 FIRPTA. A FIRPTA Non-Foreign Transferor Certificate in accordance with Section 1445 of the Internal Revenue Code.

                      9.1.8 PROPERTY RECORDS. The originals, if available, otherwise copies, of each of the Property Records to the extent not otherwise covered in this Section.

                      9.1.9 VEHICLE TITLES. The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title from Seller to Buyer of any motor vehicles owned by Seller and used in connection with the Hotels' operations.

                      9.1.10 LIQUOR AGREEMENT. The Liquor License Agreement referred to in Section 6.7, if necessary.

                      9.1.11 MANAGEMENT - AGREEMENT TERMINATION. Evidence that the existing management agreement has been terminated pursuant to the terms of the agreement referenced in Section 7.1.6.

               9.2 BUYER'S CLOSING DOCUMENTS. At Closing, Buyer shall execute and deliver the following documents ("Buyer's Closing Documents") in accordance with Section 11.2:

                      9.2.1 ASSUMPTION DOCUMENTS. All documents under Section 9 to be executed by Buyer.

                      9.2.2 CORPORATE RESOLUTION. Certificate of Resolution of Buyer in form and content as the Title Company may reasonably request evidencing authorizing the entering into and execution of this Contract and the consummation of the transaction herein contemplated.

        10.     CLOSING PROCEDURE.   The Closing shall proceed in the
following manner:

               10.1 TRANSFER OF FUNDS. Buyer shall pay the Cash to Close to the Escrow Agent by wire transfer to a depository designated by Escrow Agent.

               10.2 DELIVERY OF DOCUMENTS. Seller shall deliver Seller's Closing Documents and Buyer shall deliver Buyer's Closing Documents to the Escrow Agent.

               10.3 DISBURSEMENT OF FUNDS AND DOCUMENTS. When Seller and Buyer have delivered all documents and funds to Escrow Agent as provided in Sections
10.1 and 10.2, then Escrow Agent shall disburse the Cash to Close and Deposit, less any interest earned thereon, to Seller; the Seller's Closing Documents to Buyer; and the Buyer's Closing Documents to Seller.

        11. PRORATIONS AND CLOSING COSTS.

               11.1 PRORATIONS. Except as otherwise specified in clause (a) below, the following items shall be prorated at the Closing as of midnight preceding the Closing Date, without duplication:

               (a) Certain costs and expenses relating to the Property shall be adjusted as of the Closing Date between Seller and Buyer (the "Closing Date Adjustment"). The Closing Date Adjustment shall constitute a composite accounting of the different items described below in this Section. The intent is to credit or charge, as the case may be, Seller with all revenues and expenses respecting the Property which are attributable to operations before the Closing Date and to credit or charge as the case may be, Buyer with all such revenues and expenses attributable to operations on and after the Closing Date. Unless otherwise provided for herein, all revenues and expenses shall be separately accounted for as between Seller and Buyer as of 12:01 a.m. on the Closing Date. No later than sixty (60) days after the Closing Date, Seller and Buyer shall review all the amounts and calculations made in respect of the Closing Date Adjustment and any final corrections shall be made to the Closing Date Adjustment, and Seller and Buyer at that time shall settle any funds owed to each other. The following items shall be accounted for in calculating the Closing Date Adjustment:

               (i) Prepaid charges and fees for licenses and permits transferred by Seller to Buyer shall be prorated as between Seller and Buyer.

               (ii) Prepaid rents and all room and other deposits and advance payments under booking arrangements and trade-out agreements for use of the Property facilities after the Closing Date shall be credited to Buyer.

               (iii) With regard to food (other than food in process including mini-bars and gift shops) and non-alcoholic and alcoholic beverages (other than opened containers and unopened containers outside of storage areas), Buyer shall be charged with the costs of all food and non-alcoholic and alcoholic beverages at the Property and at Seller's cost based upon an inventory of such items performed as of 12:01 a.m. on the Closing Date.

               (iv) All charges and prepayments relating to the Service Contracts which are assumed by Buyer shall be separately accounted for as between Seller and Buyer as of 12:01 on the Closing Date.

               (v) All cash in the operating accounts for the Hotel (it being understood that such accounts refer to "house banks" and not bank accounts) shall be paid over to Buyer at Closing and Seller shall receive a credit therefor in the Closing Date Adjustment.

               (vi) With regard to the booking of guest rooms and the provision of other services at the Property, the parties agree that Seller shall be entitled to all of the revenue generated by such operations through and including the night before the Closing Date; provided that Buyer shall be entitled to one-half of such revenue (including applicable sales tax) for the night before the Closing Date. Seller shall receive a credit for all accounts receivable with respect to hotel guests then in occupancy, net of any travel agent commissions, credit card commissions, or other similar costs to collect such revenue. Except as expressly provided for in this subsection (vii), Seller shall own and be entitled to all collections with respect to accounts receivable for the period prior to the Closing Date. Buyer agrees, on a prompt, but no less frequent than a monthly basis, to deliver to Seller any payments and back-up received or generated with respect to such accounts receivable. The parties acknowledge that if Buyer receives a payment which does not specify the invoice being paid, then all payments shall be applied first to the current sums due Buyer, if applicable. Buyer has no obligation, nor responsibility to collect said accounts receivable, however, Buyer will cooperate with Seller in such collection and shall give Seller rights to inspect Buyer's books and records at reasonable times with respect to such accounts receivable.

               (vii) The parties shall arrange for hotel guests to sign new deposit box or other appropriate receipts on the day before the Closing with respect to baggage, personal property, laundry, valet packages and other property of hotel guests checked or left in the care of Seller by transient hotel guests or tenants and, to the extent such receipts are not obtained, such property shall be sealed, listed in an inventory prepared and signed jointly by the parties as of the Closing Date, and Buyer shall be responsible from and after the Closing Date for all such property listed in said inventory. Notwithstanding the foregoing, to the extent a hotel guest has not signed a new safe deposit box receipt, Seller shall continue to be responsible for the contents thereof and shall indemnify and hold Buyer harmless for any and all losses, misappropriations, thefts, or otherwise improper removals from said safe deposit boxes. The provisions of this Paragraph shall expressly survive the Closing.

               (viii) All accrued and unpaid obligations of the Seller and its
                      Manager under its salary and employee benefits arrangements in place as of midnight before the Closing for employees at the Property as of the Closing Date, including without limitation, unemployment compensation benefits, pension benefits, salaries, bonuses, sick leave, vacation and other similar forms of compensation up to the date of the Closing, including all employer taxes associated with vacation and sick pay, shall be assumed by Buyer and credited to Buyer, or at Seller's option, Seller may pay in full such benefits direct to its Manager and employees. Buyer acknowledges and agrees that: (a) all employees employed at the Hotel are the employees of Manager, and (b) no employee who elects to continue employment at the Hotel will be terminated in violation of, and accordingly no notices will be given pursuant to, the Worker Adjustment Retraining Notification Act, 29 U.S.C.A. Section 2101, ET SEQ. ("WARN Act"). From and after the Closing Date, Buyer shall be solely obligated to provide all notices required by the WARN Act. Further, Buyer agrees to indemnify, defend and hold Seller harmless from and against any claim or expense (including but not limited to court costs and attorney fees) which may be asserted against or incurred by Seller due to or as a result of any alleged failure to comply with any provisions of the WARN Act which may be applicable to Seller. Buyer's agreements in the preceding two sentences shall survive the Closing.

               (b) Seller shall pay or credit on the Purchase Price any of the following which are a lien on the Land or Improvements: (i) all (A) special assessments relating to the Land and Improvements for work completed or substantially completed as of the Effective Date, and (B) all unpaid sales, occupancy, or real estate taxes for years prior to Closing, together with any interest and penalties relating to any of the foregoing, and (ii) a portion of the unpaid sales, occupancy, or real estate taxes for the year of Closing, prorated through the date of Closing. The proration of real estate taxes shall be based on a 365-day year and on the most recently available tax rate and valuation and shall be final.

               (c) Seller shall notify the utility companies servicing the Property prior to Closing that billing to Seller for such utilities shall be discontinued at the end of the day preceding the Closing Date, and Buyer shall arrange with such utilities to have such billings for utility services charged to Buyer from and after the Closing Date and Seller shall be entitled to the refunds of all deposits therefor. Seller shall pay all charges with respect to such utilities for the period prior to the Closing Date and utility charges since the date of the last billing will be adjusted at Closing as of the Closing Date on the basis of the last bill so rendered, with subsequent adjustment, if any, when final bills are rendered.

               (d) If there is a water meter on the Property, the Seller shall furnish, at the Closing or as soon thereafter as practicable, a reading to a date not more than thirty (30) days prior to the Closing Date, and the unfixed meter charge, the unfixed sewer rent and/or unfixed water charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading, subject to adjustment upon receipt of the actual meter charge and sewer rent.

               (e) All rents and other payments under the Lease shall be prorated as of 12:01 a.m. on the Closing Date and the security deposit, if any, held by Landlord shall be returned or paid, as the case may be, to Seller.

               (f) Other costs, expenses and charges which are a lien or may become a lien against the Property and are of such a type as are usually involved in and adjusted with regard to property similar to and located in the locale of the Property.

Prorations hereunder shall, where applicable, be made on the basis of a 365-day year and, for any month, on the basis of the number of days elapsed. If any of the foregoing cannot be apportioned at the Closing because of the unavailability of the amounts which are to be prorated, unless otherwise provided for herein, a reasonable estimation of the amount of such items shall be placed in escrow with the Title Company, and such items shall be prorated as soon as practicable after the Closing Date. The provisions of this Section 11.1 shall survive the Closing.

               11.2 SELLER'S CLOSING COSTS. Seller shall pay for the following items prior to or at the time of Closing:

        .      One-half (1/2) of the premium and other costs and fees (excluding the cost of any special endorsement obtained by Buyer) payable in connection with the Owner's or Leasehold Owner's Title Insurance
               Policy, as the case may be, covering the Tampa Land, the
               Leasehold Interest, and the Improvements related thereto.
        .      One-half (1/2) of the transfer taxes, conveyance fees, and documentary stamp taxes related to the transfer of the Land and the Improvements thereon.
        .      One-half (1/2) of all escrow fees and costs.
        .      Seller's attorney's fees.
        .      Fees of Banc One Capital Corporation.

               11.3 BUYER'S CLOSING COSTS. Buyer shall pay for the following items prior to or at the time of Closing:

        .      One-half (1/2) of the transfer taxes, conveyance fees and
               documentary stamp tax related to the transfer of the Land and the
               Improvements thereon.
        .      One-half (1/2) of the premium and other costs and fees payable in connection with the Owner's or Leasehold Owner's Title Insurance
               Policy, as the case may be, obtained by Buyer covering the Tampa
               Land, the Leasehold Interest, and the Improvements related thereto, plus the cost of all endorsements thereto.
        .      The premiums and other costs and fees payable in connection with any Owner's Title Insurance Policy covering the Durham Land and the Improvements thereon obtained by Buyer, plus the cost of all endorsements thereto.
        .      One-half (1/2) of all escrow fees and costs. The costs of
               recording all closing documents.
        .      Buyer's attorney's fees.

               11.4 ACCOUNTS PAYABLE. Seller shall retain and be responsible for the payment of all accounts payable relating to the Hotels accrued prior to and as of the Closing and payable after the Closing. Buyer shall be responsible for the particular accounts payable relating to the Hotels accruing after the Closing.

        12. POSSESSION. Buyer shall be granted full possession of the Property at Closing subject to Manager's rights under the Management Agreement, tenant's rights under any space leases of the Property assumed by Buyer, and guests in occupancy.

        13. CONDEMNATION AND DAMAGE BY CASUALTY.
            -----------------------------------

               13.1 CONDEMNATION. In the event of the institution of any proceedings by any Governmental Authority which shall relate to the proposed taking of any portion of the Property by eminent domain prior to Closing, or in the event of the taking of any portion of the Property by eminent domain prior to Closing, Seller shall promptly notify Buyer and Buyer shall thereafter have the right and option to terminate this Contract by giving Seller and Escrow Agent written notice of Buyer's election to terminate within thirty (30) days after receipt by Buyer of the notice from Seller. Seller hereby agrees to furnish Buyer with written notice of a proposed condemnation within two (2) business days after Seller's receipt of such notification. Should Buyer terminate this Contract, Escrow Agent shall return to Buyer its Deposit and, except as otherwise provided for herein, the parties hereto shall be released from their respective obligations and liabilities hereunder. Should Buyer elect not to terminate, the parties hereto shall proceed to Closing and Seller shall assign all of its right, title and interest in all awards in connection with such taking to Buyer.

               13.2 DAMAGE BY CASUALTY. If, after the Effective Date but prior to the Closing Date, any non-substantial damage occurs from fire, windstorm or other casualty to the Property, Buyer shall be required to close this transaction in accordance with the Contract, Seller shall assign unto Buyer any and all insurance proceeds paid or payable with respect to such damage (other than business interruption insurance for periods prior to the Closing Date) , and Buyer shall receive at Closing a credit in the amount of any deductible or co-payment amount under such policy. In such event, Seller shall have no additional obligation if such insurance proceeds are insufficient or unavailable to repair such damage.

                      If, prior to Closing, there is any substantial loss or damage to the Hotels, Buyer shall have the option to terminate this Contract provided it delivers written notice to Seller and Escrow Agent of its election so to terminate this Contract within 30 days after the date Seller has delivered Buyer written notice of any such loss or damage, and in such event the Deposit shall be delivered to Buyer and thereafter no party shall have any further obligation or liability to the other under this Contract. "Substantial" or loss or damage shall mean a loss in excess of $250,000 in value affecting any one Hotel.

        14. DEFAULT.
            --------

               14.1 BUYER'S DEFAULT. In the event that this transaction fails to close solely due to a default on the part of Buyer, the Deposit shall be immediately paid to the Seller without prejudice to any other rights which Seller may have against Buyer at law or in equity as a result of such default, including without limitation the right of specific performance. Notwithstanding the foregoing, Seller's damages with respect to a default by Buyer under this agreement shall be limited to a total of $4,500,000 (including the Deposit), provided Buyer pays, or causes to be paid, to Seller in cash the amount of Seller's damages, not to exceed $4,500,000, within 60 days after (a) Seller's damages become certain, and (b) Seller provides to Buyer Seller's calculation thereof, which calculation shall be prepared in good faith, in reasonable detail, and in accordance with the applicable laws of the State of Ohio respecting such matters. Such statement, if prepared in accordance with this Section, shall be prima facie evidence of Seller's damages, absent manifest error, as to the amount thereof; provided, however that Buyer shall be permitted to challenge the amount or calculation of such damages after the payment of such amount to Seller in accordance with this Section. The payment of such sum, if made in accordance with the terms of this Section, shall be considered liquidated damages and Seller shall have no further rights against Buyer for further damages or any other remedy notwithstanding the fact that Seller's actual damages may exceed $4,500,000. If Buyer fails to pay Seller's calculated damages within the 60-day time period in accordance with this Section, the limitation on Seller's damages described this Section shall not apply and Seller shall be entitled to recover from Buyer all of Seller's actual damages resulting from Buyer's breach.

               14.2 SELLER'S DEFAULT. In the event that this transaction fails to close solely due to a default on the part of Seller, Buyer shall have the right to either (i) terminate the Contract and receive back the Deposit; or (ii) elect to close the within transaction notwithstanding Seller's default hereunder. If Buyer elects the option set forth in (ii), the Closing shall not be deemed a waiver by Buyer of Seller's default hereunder and Buyer may recover damages from Seller for such breach. Further, if Buyer elects option (ii) and Seller fails to close, Buyer may pursue any and all remedies against Seller available at law or in equity, including without limitation, specific performance of Seller's obligations hereunder, in which event the Escrow Agent shall return the Deposit to Buyer upon notice.

        15. REAL ESTATE AND OTHER COMMISSIONS AND FEES. Seller and Buyer each represent and warrant to the other that there are no brokers, salespersons, advisors or finders involved in this transaction by reason of agreement with such representing party. The provisions of this Section shall survive the Closing or termination of this Contract.

        Seller agrees to, and hereby does, indemnify and save harmless Buyer and its affiliates and their respective successors and assigns against and from any loss, liability or expense, including reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Contract or the transactions contemplated hereby, or advice in connection herewith, made by any broker, finder, consultant or like agent, including but not limited to Banc One Capital Corporation, if such claim or claims made by any such broker, finder, consultant or like agent are based in whole or in part on any agreements entered into with such Seller or its representatives for a commission or other compensation. Buyer agrees to, and hereby does, indemnify and save harmless Seller, its affiliates and its successors and assigns against and from any loss, liability or expense, including reasonable attorney's fees, arising out of any claim or claims for commissions or other compensation for bringing about this Contract or the transactions contemplated hereby, or advice in connection herewith, made by any broker, finder, consultant or like agent if such claim or claims by any such broker, finder, consultant or like agent are based on any agreements entered into with Buyer or its representatives for a commission or other compensation.

        16. NOTICES. Any notice, request, demand, instruction or other communication to be given to either party hereunder, except where required to be delivered at the Closing, shall be in writing and shall be hand-delivered or sent by Federal Express or a comparable overnight mail service, or mailed by U.S. registered or certified mail, return receipt requested, postage prepaid, to Buyer, Seller, Buyer's Attorney, Seller's Attorney, and Escrow Agent at their respective addresses set forth in Section 1 of this Contract. Notice shall be deemed to have been given upon receipt or refusal of delivery of said notice. Notices may be given by confirmed telecopy provided a hard copy of such notice is mailed in accordance with this Section on the next business day following such telecopy delivery. The addressees and addresses for the purpose of this paragraph may be changed by giving notice. Unless and until such written notice is received, the last addressee and address stated herein shall be deemed to continue in effect for all purposes hereunder.

        17. ASSIGNMENT. This Contract may not be assigned by Buyer (except to an affiliate of Buyer, in which event Buyer will not be relieved of its obligations) without the prior written consent of Seller.

        18. ESCROW AGENT.

               18.1 DUTIES AND AUTHORIZATION. The payment of the Deposit, Cash to Close and all other funds provided hereunder to the Escrow Agent is for the accommodation of the parties to this Contract. The duties of the Escrow Agent shall be determined solely by the express provisions of this Contract. In the event Escrow Agent receives a written demand from either Seller or Buyer for the Deposit (which demand shall include an explanation setting forth the factual basis for such party's request for the Deposit), Escrow Agent shall give ten (10) days written notice to the other party of such demand and of Escrow Agent's intention to remit the Deposit to the party making the demand on the stated date. If Escrow Agent does not receive a written objection within ten (10) days after such notice, Escrow Agent is hereby authorized to so remit the Deposit. If, however, Escrow Agent receives written objection from the other party within ten (10) days after such notice, Escrow Agent shall continue to hold the Deposit until otherwise directed by joint written instructions from Seller and Buyer, or until a final judgment of an appropriate court is issued. Buyer and Seller authorize the Escrow Agent, without creating any obligation on the part of the Escrow Agent, in the event this Contract or the Deposit becomes involved in litigation, to deposit the Deposit with the clerk of the court in which the litigation is pending and thereupon the Escrow Agent shall be fully relieved and discharged of any further responsibility under this Contract. Buyer and Seller also authorize the Escrow Agent, if it is threatened with litigation, to interplead all interested parties in any court of competent jurisdiction and to deposit the Deposit with the clerk of the court and thereupon the Escrow Agent shall be fully relieved and discharged of any further responsibility hereunder.

               18.2 LIABILITY. The Escrow Agent shall not be liable for any mistake of fact or error of judgment or any acts or omissions of any kind unless caused by its own willful misconduct or gross negligence. The Escrow Agent shall be entitled to rely on any instrument or signature believed by it to be genuine and may assume that any person purporting to give any writing, notice or instruction in connection with this Contract is duly authorized to do so by the party on whose behalf such writing, notice, or instruction is given.

               18.3 HOLD HARMLESS. Buyer and Seller will, and hereby agree to, jointly and severally, indemnify the Escrow Agent for and hold it harmless against any loss, liability, or expense, including Attorneys' Fees, incurred on the part of the Escrow Agent arising out of or in connection with the acceptance of, or the performance of, its duties under this Contract, as well as the costs and expenses of defending against any claim or liability arising under this Contract. This provision shall survive the Closing or earlier termination of this Contract.

               18.4 FDIC COVERAGE. The parties are informed that the Federal Deposit Insurance Corporation (FDIC) coverage applies only to a maximum amount of One Hundred Thousand Dollars ($100,000.00) for each individual depositor, and that Escrow Agent assumes no responsibility for any loss occurring which arises from the fact that the amount held by Escrow Agent in any account may cause the aggregate amount of any individual depositor's accounts to exceed one Hundred Thousand Dollars ($100,000.00) and that the excess amount is not insured by the Federal Deposit Insurance Corporation.

        19. MISCELLANEOUS.

               19.1 COUNTERPARTS. This Contract may be executed in any number of counterparts, any one and all of which shall constitute the contract of the parties and each of which shall be deemed an original.

               19.2 SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings herein contained are for the purposes or identification only and shall not be considered in construing this Contract.

               19.3 AMENDMENT. No modification or amendment of this Contract shall be of any force or effect unless in writing executed by both Seller and Buyer.

               19.4 ATTORNEYS' FEES. If any party obtains a judgment against any other party by reason of breach of this Contract, Attorneys' Fees and costs shall be included in such judgment.

               19.5 GOVERNING LAW. This Contract shall be interpreted in accordance with the internal laws of the State of Ohio both substantive and remedial.

               19.6 ENTIRE CONTRACT. This Contract, including all Exhibits which are incorporated by reference, sets forth the entire agreement between Seller and Buyer relating to the Property and all subject matter herein and supersedes all prior and contemporaneous negotiations, understandings and agreements, written or oral, between the parties.

               19.7 TIME OF THE ESSENCE. Time is of the essence in the performance of all obligations by Buyer and Seller under this Contract.

               19.8 COMPUTATION OF TIME. Any reference herein to time periods of less than six (6) days shall exclude Saturdays, Sundays and legal holidays in the computation thereof. Any time period provided for in this Contract which ends on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. on the next full business day.

               19.9 SUCCESSORS AND ASSIGNS. This Contract shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto.

               19.10 ACCEPTANCE DATE. This Contract shall be null and void and of no further force and effect unless a copy of same executed by Seller is delivered to Buyer by the close of business on the Acceptance Date.

               19.11 CONSTRUCTION OF CONTRACT. All of the parties to this Contract have participated freely in the negotiation and preparation hereof; accordingly, this Contract shall not be more strictly construed against any one of the parties hereto.

               19.12 GENDER. As used in this Contract, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular as the context may require.

               19.13 APPROVAL. In addition to any other condition set forth herein, (a) Seller's obligations and liabilities under this Contract shall be conditioned upon Seller obtaining all partner consents and approvals deemed necessary by Seller in connection with this transaction on or before Closing, and (b) Buyer's obligations and liabilities under this Contract shall be conditioned upon Buyer obtaining the consent and approval of its Board of Directors to the transaction contemplated by this Contract on or before May 7, 1997. If Buyer fails to notify Seller of the satisfaction or waiver of the condition described in clause (b) on or before May 7, 1997, this Contract shall automatically terminate for failure of such condition, the Deposit and all interest earned thereon shall be returned to Buyer, and neither party shall have any further rights against the other hereunder.

        The parties have executed this Contract as of the dates indicated below.

                                   SELLER:
                                   -------

                                   PSH MASTER L.P. I

                                   By PC Development Limited
                                      Partnership, General Partner

                                      By  P.H. Management Company,
                                          General Partner

                                          By /s/ James V. Pickett
                                            --------------------------------

                                          Its  President
                                             -------------------------------

                                          Date:  April 24, 1997

                    (signature lines continued on next page)

                                   BUYER:
                                   ------

                                   FELCOR SUITES LIMITED PARTNERSHIP

                                   By      FelCor Suite Hotels, Inc., a
                                           Maryland corporation, general
                                           partner

                                           By /s/ Lawrence D. Robinson
                                             ----------------------------------
                                             Lawrence D. Robinson, Senior
                                             Vice President
                                             Date:   April 22, 1997

                                   ESCROW AGENT:   (as to only those
                                   sections of the Contract pertaining
                                   to the Escrow Agent's rights and
                                   responsibilities)

                                   COMMONWEALTH LAND TITLE INSURANCE
                                   CORPORATION

                                   By /s/ LeAnn Turentine
                                     -----------------------------------------
                                   It Assistant Vice President
                                     -----------------------------------------

                                   Date:  April 22, 1997

                                  EXHIBIT A-1

                                                       LAKE BUENA VISTA, FLORIDA

A parcel of land lying in Section 22, Township 24 South, Range 28 East, City of Lake Buena Vista, Orange County, Florida, being more particularly described as follows:

Commence at a 1 foot round concrete monument marking the Northwest corner of the Southwest Quarter of the Southwest Quarter of said Section 22; thence run South 89 degrees 27 minutes 58 seconds East, along the North line of the Southwest Quarter of the Southwest Quarter of said Section 22, 183.59 feet to a point on the Easterly right-of-way line of Preview Boulevard, (Hotel Plaza Boulevard) described in Official Records Book 2125, Page 311 (Parcel C) of the Public Records of Orange County, Florida, for the POINT OF BEGINNING, said point being a point on a curve concave Southeasterly, having a radius of 554.81 feet and a central angle of 04 degrees 04 minutes 59 seconds; thence from a tangent bearing of North 10 degrees 53 minutes 38 seconds East, run Northerly along the arc of said curve 39.54 feet to a point on the Southerly line of a Florida Department of Transportation 50 foot wide Lateral Ditch Easement as described in Official Records Book 606, Page 435 of the Public Record of Orange County, Florida, thence North 89 degrees 33 minutes 48 seconds East, along the South line of said easement 272.14 feet; thence South 00 degrees 32 minutes 02 seconds West, 58.22 feet to the Southerly line of Munger Land Company Subdivision; 15 foot wide right-of-way as recorded in Plat Book E, Pages 3, 7, 22 and 23, Public Records of Orange County, Florida, said point also being the Northwest corner of a Standard Oil Company parcel as described in Official Records Book 1618, Page 201, of the Public Records of Orange County, Florida; thence continue South 00 degrees 32 minutes 02 seconds West, 150.00 feet, along the West line of said Standard Oil property to the Southwest corner thereof; thence South 89 degrees 27 minutes 58 seconds East, 312.12 feet along the South line of said Standard Oil Company property to the Southeast corner thereof and a point on the westerly right-of-way line of State Road 535 and State Road 400 (I-4) connector (Department of Transportation Section 7528-413); thence South 04 degrees 05 minutes 45 seconds East, along said westerly right-of-way line, 503.26 feet to the beginning of a curve concave Northwesterly, having a radius of 199.86 feet and a central angle of 26 degrees 50 minutes 17 seconds; thence run Southerly along the arc of said curve and said Westerly right-of-way 93.62 feet to the point of tangency thereof; thence South 22 degrees 44 minutes 32 seconds West, along said right-of-way 70.51 feet; thence North 90 degrees 00 minutes 00 seconds West, leaving said right-of-way, 107.14 feet; thence North 00 degrees
00 minutes 00 seconds East, 125.35 feet; thence North 90 degrees 00 minutes 00 seconds West, 137.00 feet; thence South 00 degrees 00 minutes 00 seconds West,
161.13 feet; thence North 90 degrees 00 minutes 00 seconds West, 242.37
Continued

                                  EXHIBIT A-1
                                  (Continued)

                                                                         FLORIDA

feet; thence North 72 degrees 43 minutes 32 seconds West, 70.89 feet to a point on a curve on the aforesaid Easterly right-of-way line of Preview Boulevard, said curve concave Westerly, having a radius of 1054.93 feet and a central angle of 07 degrees 22 minutes 44 seconds; thence from a tangent bearing of North 03 degrees 27 minutes 19 seconds East, run Northerly along the arc of said curve and said Easterly right-of-way, 135.86 feet to the point of tangency thereof; thence North 03 degrees 55 minutes 25 seconds West, also along said Easterly right-of-way, 566.02 feet to a point of curvature of a curve concave Southeasterly having a radius of 554.81 feet and a central angle of 14 degrees 49 minutes 03 seconds; thence run Northerly along the arc of said curve and said Easterly right-of-way 143.48 feet to the POINT OF BEGINNING.

EXCLUDING:      Therefrom the following described parcel:

Commence at a 1 foot round concrete monument marking the Northwest corner or the Southwest Quarter, of the Southwest Quarter of said Section 22; thence run South 00 degrees 02 minutes 04 seconds West, along the West line of said Section 22, 846.04 feet; thence North 90 degrees 00 minutes 00 seconds East, 439.43 feet to the POINT OF BEGINNING; thence North 00 degrees 00 minutes 00 seconds East,
18.00 feet; thence North 90 degrees 00 minutes 00 seconds East, 54.00 feet; thence South 00 degrees 00 minutes 00 seconds West, 28.00 feet; thence North 90 degrees 00 minutes 00 seconds West, 10.00 feet North of and parallel to the most Southerly line of the above described description, 54.00 feet; thence North 00 degrees 00 minutes 00 seconds East, 10.00 feet to the POINT OF BEGINNING.

                                  EXHIBIT A-2

                                                                  TAMPA, FLORIDA

Lots 13, 14, 15 and 16 of ROCKY POINT OFFICE & COMMERCIAL PARK, according to the map or plat thereof recorded in Plat Book 51, Page 57, of the public records of Hillsborough County, Florida.

TOGETHER WITH that portion of Lot 17 of said ROCKY POINT OFFICE & COMMERCIAL PARK, being further described as follows: Begin at the most Easterly corner of said Lot 16; thence along the Northeast line of said Lot 17, South 36 deg 01 min 50 sec East, for 35.00 feet; thence leaving said Northeast line of Lot 17, South 40 deg 32 min 28 sec West, for 135.00 feet for a point on the East line of said Lot 16; thence along said East line of Lot 16, North 27 deg 09 min 43 sec East, for 147.12 feet to the Point of Beginning.

                          RALEIGH/DURHAM SPACE LEASES


Colonial Storage Center            Month to Month

Westport Storage                   Month to Month

                                  EXHIBIT B-I
                                  -----------

                                                       LAKE BUENA VISTA, FLORIDA

1.      Real estate taxes and assessments not yet due and payable;

2.      Zoning and building laws, ordinances and regulations;

3. Terms and conditions of that certain lease by and between Lake Buena Vista Communities, Inc., a Delaware corporation, and Pickett Buena Vista/Hotel Limited Partnership, an Ohio partnership, a memorandum of which dated March 10, 1986, was recorded March 11, 1986, in Official Records Book 3759, Page 492; as assigned to PC Development Limited Partnership, an Ohio limited partnership, in Official Records Book 3856, Page 4661; and as further assigned in Official Records Book 3907, Page 4996, to Pickett Suite Hotel Master L.P.I, a Delaware limited partnership;

4. Subject to the following reservations for the benefit of Lake Buena Vista Communities, Inc., its successors and assigns as set out and reserved in that Memorandum of Lease between Lake Buena Vista Communities, Inc., a Delaware corporation, and Pickett Buena Vista/Hotel Plaza Limited Partnership, recorded March 11, 1986, in Official Records Book 3759, Page 492:

        (1) A 50 foot wide Utility Easement along and parallel to the most Easterly boundary of the above described parcel;

        (2) A 20 foot wide Utility Easement described as follows: Comment at a 1 foot round concrete monument marketing the Northwest corner of the Southwest Quarter of the Southwest Quarter of Section 22, Township 24 South, range 28 East; thence run South 00 degrees 20 minutes 04 seconds West, along the West line of said Section 22,
               846.04 feet; thence North 90 degrees 00 minutes 00 seconds East,
               214.61 feet to the POINT OF BEGINNING of a 20 foot wide Utility Easement lying 10 feet on each side of the following described centerline: From the POINT OF BEGINNING, run North 90 degrees 00 minutes 00 seconds East, 224.82 feet to the POINT OF TERMIINATION of said centerline;

        (3) A 10 foot wide Utility Easement described as follows: Commence at a 1 foot round concrete monument marking the Northwest corner of the Southwest Quarter of the Southwest Quarter of Section 22, Township 24 South, Range 28 East; thence run South 00 degrees 02 minutes 04 seconds West, along the West line of said Section 22,
               697.60 feet; thence South 73 degrees 50 minutes 24 seconds East,
               225.19 feet to the POINT OF BEGINNlNG of a 10 foot wide Utility Easement lying 5 feet on each side of the following described centerline: From the POINT OF BEGINNING, run South

               73 degrees 50 minutes 24 seconds East, 243.48 feet to the POINT OF TERMINATION of said centerline;

        5. Decree incorporating the Reedy Creek Drainage District recorded May 13, 1996, in Official Records Book 1542, Page 864, Public Records of Orange County, Florida.

                                  EXHIBIT B-2
                                  -----------

                                                                  TAMPA, FLORIDA

1.      Real estate taxes and assessments not yet due and payable;

2.      Zoning and building laws, ordinances and regulations;

3. Reservation of oil, gas and other minerals in favor of Tampa Port Authority, as set forth in Quit Claim Deed recorded December 8, 1971 in O.R. Book 2403, Page 130, the right of entry and exploration having been released by Release of Easement recorded in O.R. Book 4451, Page 1517;

4. Restrictions as set forth on the plat of Rocky Point Office & Commercial Park recorded in Plat Book 51, Page 57;

5. 15 foot Utility Easement as set forth on the plat of Rocky Point Office & Commercial Park recorded in Plat Book 51, Page 57;

6. Covenants, restrictions, future assessments and easements set forth in Declaration of Covenants and Restrictions for Rocky Point Harbor recorded in O.R. Book 3895, Page 1526; as amended by Supplemental Declaration and Amendment to Declaration of Covenants and Restrictions for Rocky Point Harbor recorded in O.R. Book 4131, Page 577;

7. Memorandum of Agreement executed by and between Pickett Suite Hotel Master L.P.I., a Delaware limited partnership and APT Tampa/Orlando, Inc., a Delaware corporation, recorded October 14, 1996 in O.R. Book 8317, Page 1111;

8.      Riparian and/or littoral rights of others; and

9. Title to that portion of the subject property lying under navigable waters of Tampa Bay.

                                  EXHIBIT B-3
                                  -----------

                                                                  NORTH CAROLINA

1.      Real estate taxes and assessments not yet due and payable;

2.      Zoning and building laws, ordinances and regulations;

3. Restrictions, reservation of easements, conditions (including party wall rights, options, rights of first refusal and future assessments, if any) contained in instrument recorded in Book 1235, Page 404 and modified to release option to repurchase in Book 1420, Page 672, Durham County Registry;

4. Sanitary Sewer easement forty (40) feet in width as shown on map recorded in Plat Book 11, Page 127, Durham County Registry;

5. Duke Power Co. easement sixty-eight (68) feet in width as shown on map recorded in Plat Book 108, Page 178, Durham County Registry; and

6. Electric Easement twenty (20) feet in width as shown on map recorded in Plat Book 108, Page 180, Durham County Registry.

                                                            EXHIBIT C - 11 pages
                                                            ---------


                RALEIGH/DURHAM SERVICE AND MAINTENANCE CONTRACTS

Interspace Airport Advertising               April 1995 - April 2000

J & D Landscaping                            Year to Year

Simplex                                      Year to Year

Schindler Elevator Corporation               Year to Year

Wells Fargo Armored Service                  Year to Year

Carolina Telephone                           Year to Year

Lodgistix, Inc.                              Year to Year

Orkin Pest Control                           Year to Year

BMI Music                                    Year to Year

Allied Security                              Year to Year

Systel Office Automation                     Year to Year

Xerox                                        Year to Year

Emergency Generator Service                  Year to Year

Meridian Owner's Association                 Year to Year

                         RALEIGH/DURHAM EQUIPMENT LEASES

Xerox                         December 1994 - December 1997

Xerox                         December 1994 - December 1999

Leasing Associates            July 1995 - January 1997

Universal Gym Equipment       February 1994 - February 1997

Pitney Bowes                  February 1996- August 2000

Systel                        January 1996 - January 1998

                        RALEIGH/DURHAM EQUIPMENT LEASES

Xerox                         December 1994 - December 1997

Xerox                         December 1994 - December 1999

Leasing Associates            July 1995 - January 1997

Universal Gym Equipment       February 1994- February 1997

Pitney Bowes                  February 1996 - August 2000

Systel                        January 1996 - January 1998

          SERVICE AND MAINTENANCE CONTRACTS FOR DOUBLETREE GUEST SUITE

INDEX                              TAMPA BAY
NUMBER       VENDOR               DESCRIPTION              AMOUNT              CANCELLATION POLICY      RENEWAL DATE
------       ------               -----------              ------              ------------------      ------------

1.01    ON COMMAND VIDEO        CABLE TELEVISION        $668.30/MONTH           90 DAY WRITTEN NOTICE   1/1/96

1.02    ON COMMAND VIDEO        IN-ROOM MOVIES          REVENUE SHARED PROGRAM  90 DAY WRIT. NOTICE     11/1/97

1.03    ORIX LEASING            ICE MACHINE LEASE       $186 MONTH              LAST PAYMENT            9/26/97

1.04

1.06    TROPICAL MUSIC SERV     MUSIC & EOUIPMENT       $88/MONTH               60 DAY WRITTEN NOTICE   5/25/97

1.06    BLUMBERG                EQUIPMENT RENTAL        40% COMMISSION          NO CONTRACT

1.07    GTE                     PUBLIC TELEPHONE        10% COMMISSION/HOTEL    1O DAY WRITTEN NOTICE   3/1/97

1.07.1  PAVARINI BUSINESS       TELEPHONE MAINT         WARANTEE                30 DAY WRITTEN NOTICE   8/1/97

1.08    RAINBOW MIDTOWN         DRY CLEANERS            32% COMMISSION          NO RENEW INFORMATION    EXPIRED
        CLEANERS                                        E.O.C. COMP

1.08.1  WEISER SECURITY         UNARMED SECURITY        8.63HR/12.95HOL         30 DAY WRITTEN NOTICE   3/25/97
                                                        (AVG MTH $2225)

1.09    EQUIFAX                 CHECK PROCESSING        $5/MONTH MIN            30 DAY WRITTEN NOTICE   COMPANY WIDE CONTRACT

1.10    JCA SERVICES            MARBLE FLOOR POLISHER   $523/MONTH

1.11    SOS TECHNOLOGIES        OXYGEN SERVICE          $720/YEAR

1.12    WELLS FARGO             DEPOSITS TO BANK        $272/MONTH              NO RENEW INFORMATION    EXPIRED

1.13    AIRTOUCH PAGING         PAGERS                  $8.50                   PER BEEPER

1.14    ACKERLEY AIRPORT        AIRPORT SIGN/PHONE      $392/MONTH              30 DAY WRITTEN NOTICE   4/G/97

1.15    SANWA LEASING           2SAVIN FAX MACHINES     $70/$78MONTHLY          LAST PAYMENT

1.16    SAVIN                   2 FAX MACHINE MAINT     $70 MONTHLY             30 DAY WRITTEN NOTICE   5/31/97

1.17    MASTERLEASE             2 SAVIN COPY MACHINES   171.08/222.40 MONTHLY   LAST PAYMENT 4/00 &7/96
                                7640

1.18    SAVIN OF TAMPA BAY      2 COPY MACHINES         $210 MONTH              30 DAY WRITTEN NOTICE   5/97

1.19    R.E. MCELROY            TAX CONSULTANTS         $900/YEAR

1.20    PlTNEY BOWES            MAILING MACHINE         $528 QUARTERLY          LAST PAYMENT            5/98
                                POSTAGE METER/SCALE

1.21    MONTGOMERY ELEV         ELEVATORS               $1164/MONTH             90 DAY WRITTEN NOTICE   1/1/96

1.22    LIVING PLANTS           INTERIOR PLANTS         $449/MONTH              30 DAY WRITTEN NOTICE   4/30/97

1.22.1  LIVING PLANTS           EXTERIOR PLANTS         $85O/MONTH              30 DAY WRITTEN NOTICE   3/1/97

1.23    MCQUAY SERVICE          AIR CONDITIONING        $2825/MONTH                                     7/1/97

1.23.1  MARTINSON ELECTRIC      GENERATOR SERVICE       $300 YEAR               30 DAY WRITTEN NOTICE   10/97

1.24    STERITECH               PEST CONTROL            $506 MONTH              30 DAY WRITTEN NOT1CE   9/30/97

1.24.1                          PEST ELIMIN-OUTSIDE                                                     10/30/97

1.25    TIME MANAGEMENT SYSTEM  TIME CLOCK              $695/YEAR               30 DAY WRITTEN NOTICE   7/14/97

1.26    COMPUTER CONSULTANTS    PMS HARDWARE            $297/MONTH              60 DAY WRITTEN NOTICE   12/31/97

1.27    LODGISTIX               PMS SOFTWARE            $407.31/MONTH           30 DAY WRITTEN NOTICE
                                                                                PRIOR TO RENEWAL DATE

1.27.1  MICROS                  POS EQUIPMENT           WARANTEE                30 DAY WRITTEN NOTICE

1.27.2  SERVI-BAR               HONOR BAR SERVICE       REVENUE SHARE

1.26    ADT                     DIRECT WIRE FIRE ALARM  $165/QUARTERLY          30 DAY WRITTEN NOTICE   8/97

1.29    SIMPLEX                 FIRE ALARM MAINT        $879/QUARTERLY          30 DAY WRITTEN NOTICE   6/30/97

1.30    SUNCOAST FIRE AND       FlRE SPRINKLER SYSTEM   $305/YEAR
        SPRlNKLER

1.31    CAPPUCCINO CO           CAPPUCCINO MACHINE      $123 MONTH

1.32    MED-X                   CONTAMINATED WASTE      $17 MONTHLY

1.33    WASTE AID               RECYCLE DUMPSTERS       $95 MONTHLY             90 DAY NOTICE           4/1/97

        WASTE AID               CONTAINER SERVICE-WASTE MONTHLY BASED ON        60 DAY WRITTEN NOTICE   4/6/97
                                                        USAGE (AV $1500 MON)    PRIOR TO RENEWAL

1.34    NUCO2 INC               BULK C02 FOR THE LOUNGE $65 MONTHY              30 DAY WRITTEN NOTICE   12/31/97
1.36    SESAC                   MUSIC LICENSE AGREEMENT $275 ANNUAL             30 DAY WRITTEN NOTICE   2/02/97

                SPACE LEASES FOR DOUDLETREE GUEST SUITES - TAMPA

INDEX
NUMBER         VENDOR                DESCRIPTION          AMOUNT           RENEWAL DATE
------         ------                -----------          ------           ------------

3.01    LINCOLN GIFT SHOP          GIFT SHOP SPACE       $400,00           THRU 12/31/96
                                                         $500,00           THRU 12/31/99

3.02    CLOUD HOPPERS              DOCK SPACE            $200,00           APRIL THRU DEC
                                                         $400,00           JAN THRU MAY

3.03    BUSINESS ARCHIVES          OFF SITE STORAGE      $275/MONTH        7 DAY WRITTEN NOTICE

3.04    AMERICAN PORTABLE TELECOM  ROOF SPACE            $8,400/YEAR       THRU 12/31/02
                                                         (INCOME)

                    DISNEY SERVICE AND MAINTENANCE CONTRACTS


VENDOR                         DESCRIPTION         EXPIRATION            RATE

Blumberg Communications       Audio Visual            30 day notice         30% discount

BMI                           Music License           12/31/98              $176 year

Brinks                        Armored Car             3/6/97                $270 per month
                                                      30 day notice

Central FL Fire Protection    Inspection Service      30 day notice         $600 year

Central Security              Security 1lpm-7am       30 day notice         $8.87 per hour

Comet Transportation          Disney Transportation   6/1/99                $15,326 per month

Computer Consultant           Computer/printers       5/1/97                $430.79 per month
                              (offices)IBM Series
                              one hardware

Environmental Care            Interior Plants         6/1/97                $479.34 per month
                                                      30 day notice

Florida Landscape             Exterior landscape      12/31/97              $2,970 per month
                              and fertilizer          30 day notice

Guest Informant               Guest Informant        1998                   0
                              Book in each suite

Hospitality linen Service     Linen/Towels            30 day notice         $.205 lb
                              Cleaning

Kronos                        Time Clock              7/1/97                $962.50 year
                                                                            maintenance/software

Lodgistix                     Computer Software       Before 01/01 of       $9,145.43 year
                                                      any year.

McQuay Service                Chillers/other          7/1/97                $26,832 year
                              refrigerated A/C        30 day notice

Millenium Pools               Pool Chemicals          5/1 7/97              $400 per month
                                                      30 day notice

Miami Elevator                Elevator Service        90 days before 6/97.  $976.66

VENDOR                         DESCRIPTION       EXPIRATION                  RATE

Pagenet                       Local pagers        12/11/96                 $100.37 per month
                                                  30 day notice

Farisian Cleaners             Guest Laundry/      30 day notice            30% discount and 6 comps
                              Dry Cleaners

Radio Shop                    Radio Maintenance   30 day notice            $60 per month

SESAC                         Music License       90 days before           $389.52
                                                  12/1 of any year

Simplex                       Fire Alarm          30 days prior to         $1,313.25 year
                              Maintenance         anniversary date 4/30.

SteriTech                     Pest Control        2/28/97                  $450 per month

Welcome Check                 Check Guarantee     30 days before           $.20 or 1.19%
                                                  10/01 of any year.       whichever is greater

                         DISNEY SPACE AND GROUND LEASES

VENDOR                       DESCRIPTION              EXPIRATION                 RATE

Budget Rent A Car             Booth/Car              30 day notice            $2,000 per month rent,
                                                                              plus car

C&S Novelty                   Gift Shop/Lobby        01/10/98                 $1,300 per mo. rent
                                                     30 day notice

Lake Buena Vista              Disney Gift Shop       9/30/2001                9% of gross receipts. Must
Communities                                                                   equal to over $6,800 per year.

Lake Buena Vista              Ground Lease           March 2032 with          Approximately 7% of hotel
Communities                                          possible 25 year         revenues paid to Disney
                                                     option.

Suncoast Representation       Concierge Booth        7/97 or 30 days.         $2,000 inclusive per month
Vistana                       Timeshare booth in     10/98 or 30 days         $6,600 per month 1st year.
                              lobby                                           2nd year $7,260 (tax
                                                                              inclusive).

World Company                 Official Hotel Status  Year to year unless 0
                                                     cancelled 90 days
                                                     prior by either party.

Wometco                       Game room/cafeteria    30 day notice            50% of gross on games.

                                Equipment Leases

VENDOR                   DESCRIPTION                    EXPIRATION                 RATE

Comcast                 Muzak System                  09/15/97                 $226 per month
                                                      (90 days prior to)

Crystal Springs         Water Cooler                  30 day notice            $6.75 per dispenser
                                                                               $3.65 per/5 gallon water

Ecolab                  Dishwasher                    06/10/97                 $199.95 per month

Elsafe                  In Room Safes                 06/97 or                 0
                                                      30 day notice

On Command Video        Televisions and cable         11/13/2002               $485.00 per month
                        channels/movie                Must provide 60 day      No commission due -
                        channels                      notice prior to this     no adult movies allowed.
                                                      day if hotel will not
                                                      renew.

Pitney Bowes            Postage/Postage               11/15/98                 $254 per month
                        Meter

Stewart Oxygen Service  1 Oxygen Tank                 30 days prior to         $528 per year
                                                      02/28/97

Xerox                   Copy Machines                 Front office 10/98       $221.92 per month
                                                      Executive 4/98           $271.88 per month

                                   EXHIBIT D

        Property                             % of Purchase Price
        --------                             -------------------

1.      Buildings and Improvements                       87

2.      Land                                             10

3.      Personal Property                                 3
                                                        ---

        Total                                           100%

                                                                       EXHIBIT E
                                                                       ---------

                               Delivered Records
                               -----------------

         TO BE PROVIDED BY SELLER TO BUYER ON OR BEFORE APRIL 25, 1997

                                   EXHIBIT F
                                   ---------

                              Estoppel Certificate
                              --------------------

        WHEREAS, __________________, a _________ ("Landlord", as landlord, and
___________________ ("Tenant") , as tenant, entered into that certain lease (the "Lease") , dated __________________, 199 - of certain premises more particularly described in the Lease (the "Premises") in the office building (the "Building") commonly known as ________________________ .

        NOW, THEREFORE, Tenant hereby certifies as follows:

        1. True and complete copies of the Lease and all agreements, amendments, guarantees, side letters and other documents relating thereto are attached hereto as Exhibit A and made a part hereof, and there are no other such agreements or documents.

        2. The Lease has not been modified (except pursuant to documents attached hereto as part of Exhibit A) and is in full force and effect.

        3. The Lease has not been assigned, mortgaged, pledged or otherwise encumbered, nor has all or any portion of the Premises been sublet.

        4. All rent, additional rent and other charges required to be paid under the Lease have been paid through __________________ .

        5. Tenant has accepted possession of and is now occupying the Premises.

        6. To Tenant's knowledge, there exist no defaults on the part of Landlord under the Lease; nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default by Landlord thereunder.

        7. To Tenant's knowledge, Tenant has no offset, defense, claim or counterclaim, including, without limitation, claims to "free" rent, concessions, rebates, or abatements in rent, under the Lease.

        8. The expiration date of the term of the Lease is ______ ____________ , and except as set forth in the documents attached hereto as Exhibit A, Tenant has no option to renew the Lease or otherwise extend the term of the Lease.

        9. Tenant has no option to purchase the Building, the Premises or any portion of the Building or the Premises.

        10. Tenant has no option to lease any other space in the Hotel, except as set forth in the Exhibit A documents.

        11. All work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by Tenant and all reimbursements and allowances due to Tenant under the Lease in connection with any work have been paid in full.

        12. Tenant has deposited the sum of $____________ with Landlord as security for the performance of Tenant's obligations under the Lease.

        13. This certificate is binding upon the undersigned and may be relied upon by Landlord, by any prospective purchaser of the Building (including, without limitation, FelCor Suites Limited Partnership, a Delaware limited partnership) and by any lender making a loan to such purchaser secured by a mortgage on the Building.

        IN WITNESS WHEREOF, Tenant has duly executed this certificate this _____ day of _____________ , 1997.

                                   TENANT:

                                   -----------------------------------------

                                   By
                                     ---------------------------------------
                                   Name
                                       -------------------------------------
                                   Its
                                      --------------------------------------

                                                                       EXHIBIT G

                        SCHEDULE OF ACTIONS, SUITS ETC.
                        -------------------------------

TO BE PROVIDED BY SELLER TO BUYER ON OR BEFORE APRIL 25, 1997 forgoing terms and the applicable terms of the Agreement. Escrow Agent shall also promptly provide to Seller a copy of such replacement Letter of Credit.


        3. Except as amended herein, the Agreement shall continue in full force and effect.


        Executed as of May 8, 1997,

                            PHS MASTER L.P. I
                            By PC Development Limited
                               Partnership, General Partner
                               By PH Management Company, General
                                  Partner

                                  By /s/ James V. Pickett
                                    -------------------------------------
                                  Its President
                                     ------------------------------------

                            FELCOR SUITES LIMITED PARTNERSHIP
                            By FelCor Suite Hotels, Inc.,
                               general partner

                                  By /s/ Lawrence D. Robinson
                                    -------------------------------------------
                                  Its Senior Vice President and General Counsel
                                     ------------------------------------------

                            COMMONWEALTH LAND TITLE INSURANCE
                            CORPORATION

                            By /s/ LeAnn Turentine
                              -----------------------------------------
                            It Assistant Vice President
                              -----------------------------------------

                                 EXHIBIT A-3


                                                                NORTH CAROLINA

        Being all that certain parcel of land in Triangle Township, Durham County, N.C., bounded on the north by the public right of way of Meridian Parkway, on the east and south by Meridian Business Campus lots 1 and 2B, owned by CMD Southeast, Inc., and on the west by Meridian Business Campus lot 3 owned by CMD Southeast One, and being further described as:

        To determine the True Point of Beginning, commence at a point located at the intersection of the western right of way of N.C. 55 and the centerline of Meridian Parkway;

        Thence S 88 deg. 13' 56" w 690.16 feet to the True Point of Beginning, being the northeast corner of lot 2A;

        Thence the following courses and distances with the line of lot 2B:

        S 38 deg. 03' 17" w, 304.90 feet to an iron pipe;

        S 17 deg. 45' 00" w, 143.59 feet to an iron pipe;

        S 15 deg. 45' 31" w, 243.26 feet to an iron pipe;

        N 76 deg. 59' 07" w, 520.72 feet to a computed point in a lake;

        Thence N 13 deg. 00' 53" E, 554.76 feet with the line of lot 3 and lot 4 to an existing iron pipe, the northwest corner of lot 2A;

        Thence S 68 deg. 16' 54" E, 74.94 feet to a point;

        Thence with a curve to the left having a delta of 32 deg. 30' 00", a radius of 849.09 feet and an arc length of 481.63 feet, a chord distance of
475.20 feet, bearing S 84 deg. 31' 54" E to a point.

        Thence with the southern right of way of Meridian Parkway N 79 deg. 13' 07" E, 140.02 feet to a point in the southern right of way of Meridian Parkway, the True Point of Beginning, containing 7.094 acres more or less, being the same lot 2A as shown on the Subdivision Plat and Easement Map of Meridian Business Campus prepared by Philip Post and Associates, Inc., dated January 2, 1986 and recorded in Plat Book III, Page 127 in the Durham County Registry.

        Together with all easement rights in and under that certain Perpetual Easement Agreement from CMD Southeast, Inc. to Pickett Suite Hotel Master L.P. I dated as of December 1, 1987 and recorded in Book 1420, page 663 in the Durham County Registry to the Easement Area described below:

                                 EXHIBIT A-3
                                 (Continued)




                         Description of Easement Area
                         ----------------------------


        Begin a part of that certain parcel of land located in Triangle Township, Durham County, N.C., and known as lot 2B as shown on the Subdivision Plat and Easement Map of Meridian Business Campus prepared by Philip Post and Associates, Inc., dated January 2, 1986 and recorded at Plat Book III, page 127 in The Durham County Registry, such portion being further described as follows:

        To determine the True Point of Beginning, commence at a point located at the intersection of the western right of way of N.C. 55 and the centerline of Meridian Parkway;

        Thence S 88 deg. 13' 56" w 690.26 feet to a point, such point being the northeast corner of lot 2A;

        Thence the following courses and distances with the line of lot 2B:

        S 38 deg. 03' 17" w, 304.90 feet to a new iron pipe;

        S 17 deg. 45' 00" w, 143.59 feet to a new iron pipe;

        S 15 deg. 45' 31" w, 243.26 feet to a new iron pipe;

        N 76 deg. 59' 07" w, 228.10 feet to a point, being the True Point of Beginning;

        Thence continuing N 76 deg. 59' 07" w, 100.00 feet to a point;

        Thence S 13 deg. 00' 53" w, 71.00 feet to a point;

        Thence S 76 deg. 59' 07" E, 100.00 feet to a point;

        Thence N 13 deg. 00' 53" E, 71 feet to a point, being the True Point of Beginning, containing 0.163 acres, more or less.

          FIRST AMENDMENT TO CONTRACT FOR PURCHASE AND SALE OF HOTELS
          -----------------------------------------------------------

        This is the First Amendment to the Contract for Purchase and Sale of Hotels (the "Agreement") by and between PSH Master L.P. I, a Delaware limited partnership ("PSH"), and FelCor Suites Limited Partnership, a Delaware limited partnership ("FelCor"), dated April 22, 1997.

        For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the date for the satisfaction of the Buyer's conditions described in Sections 7.1.6 and 7.1.7 is hereby extended to 5:00 p.m. EST, May 8, 1997. All other conditions to Buyer's obligations which are to be satisfied on or before the end of the Review Period (as defined in the Agreement), including without limitation the condition set forth in Section 19.13(b) of the Agreement, have been satisfied. Seller acknowledges that Buyer has not delivered the Deposit to Escrow Agent as of the date of this first amendment. Seller does not waive such default, however, provided Buyer delivers the Deposit to Escrow Agent on or before 5:00 p.m. EST, May 9, 1997, Seller shall take no action to terminate the Agreement or seek other recourse against Buyer as a result of such default by Buyer. Except as amended hereby, the Agreement shall continue in full force and effect.

        The capitalized terms used herein shall have the same meaning as given in the Agreement.

        Executed as of May 7, 1997.

                              PSH MASTER L.P. I
                              By PC Development Limited Partnership
                                  By PH Management Company


                                  By /s/ James V. Pickett
                                    -----------------------------------------
                                    James V. Pickett, President

                              FELCOR SUITES LIMITED PARTNERSHIP
                              By FelCor Suite Hotels, Inc.

                                  By /s/ Lawrence D. Robinson
                                    --------------------------------------------

                                  Its Senior Vice President & General Counsel
                                     -------------------------------------------

          SECOND AMENDMENT TO CONTRACT FOR PURCHASE AND SALE OF HOTELS
          ------------------------------------------------------------

        This is the Second Amendment to the Contract for Purchase and Sale of Hotels (the "Agreement") by and between PSH Master L.P. I, a Delaware limited partnership ("Seller"), and FelCor Suites Limited Partnership, a Delaware limited partnership ("Buyer"), dated April 22, 1997.

        For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the date for the satisfaction of the Buyer's condition described in Section 7.1.7 is hereby extended to 5:00 p.m. EST, May 9, 1997. The condition to Buyer's obligations set forth in Section
7.1.6 has been satisfied. Except as amended hereby, the Agreement shall continue in full force and effect.

        The capitalized terms used herein shall have the same meaning as given in the Agreement.

        Executed as of May 8, 1997.

                              PSH MASTER L.P. I
                              By PC Development Limited Partnership
                                  By PH Management Company


                                  By /s/ James V. Pickett
                                    -----------------------------------------
                                    James V. Pickett, President

                              FELCOR SUITES LIMITED PARTNERSHIP
                              By FelCor Suite Hotels, Inc.

                                  By /s/ Lawrence D. Robinson
                                    --------------------------------------------

                                  Its Senior Vice President & General Counsel
                                     -------------------------------------------

                               THIRD AMENDMENT TO
                    CONTRACT FOR PURCHASE AND SALE OF HOTELS
                    ----------------------------------------

         This is the Third Amendment to the Contract for Purchase and Sale of Hotels by and between PSH Master L.P. I, a Delaware limited partnership ("Seller"), and FelCor Suites Limited Partnership, a Delaware limited partnership ("FelCor"), dated April 22, 1997, and amended by a First Amendment dated as of May 7, 1997 and a Second Amendment dated as of May 8, 1997 (the "Agreement").

         For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Agreement is amended as follows:

         1. All capitalized terms used herein shall have the same meaning as given in the Agreement, unless otherwise noted.

         2. Seller, Buyer and Escrow Agent hereby acknowledge that as of the date of this Third Amendment, Buyer has delivered to Escrow Agent a letter of credit, a true copy of which is attached hereto as Exhibit A (the "Letter of Credit") to be held by the Escrow Agent as the Deposit. The Letter of Credit has an expiration date of September 15, 1997 (the "Expiration Date"). In the event that the Closing has not occurred on or before the date which is 10 days prior to the Expiration Date (the "Replacement Date"), Buyer shall deliver to Escrow Agent on or before the Replacement Date a replacement letter of credit in the same amount and containing the same terms as the Letter of Credit, except that the expiration date on the replacement letter of credit shall be a date which is at least one year following the Expiration Date of the then-current Letter of Credit. In such event, the replacement letter of credit shall be deemed the "Letter of Credit" for all purposes under the Agreement and this Third Amendment, the expiration date on such replacement Letter of Credit shall be deemed the "Expiration Date" for all purposes under the Agreement and this Third Amendment, and the Replacement Date shall be automatically adjusted to the date which is 10 days prior to such new Expiration Date. Notwithstanding anything in the Agreement to the contrary, in the event that Buyer has not delivered to Escrow Agent a replacement Letter of Credit as required above on or before the Replacement Date, then Escrow Agent shall, on the first banking day after the Replacement Date (or as soon thereafter as possible but in any event prior to the Expiration Date), draw upon the Letter of Credit in the full amount thereof ($1,500,000) and shall hold such funds in accordance with the terms of the Agreement respecting the escrow and disbursement of the Deposit. Such action shall be taken by Escrow Agent automatically and without the requirement of notice to either Seller or Buyer, provided that Escrow Agent shall notify Seller and Buyer of such drawing as soon as practical after such act. In the event that prior to the Replacement Date, Escrow Agent receives a replacement Letter of Credit upon the terms described above, Escrow Agent shall return the original Letter of Credit to Buyer and shall hold the replacement Letter of Credit in accordance with the foregoing terms and the applicable terms of the Agreement. Escrow Agent shall also promptly provide to Seller a copy of such replacement Letter of Credit.

         3. Except as amended herein, the Agreement shall continue in full force and effect.

         Executed as of May 9, 1997.

                         PSH MASTER L.P. I

                         By      PC Development Limited
                                 Partnership, General Partner
                         By      PH Management Company, General
                                    Partner

                                 By  /s/ James V. Pickett
                                    ------------------------------------------
                                 Its President
                                    ------------------------------------------

                         FELCOR SUITES LIMITED PARTNERSHIP
                         By FelCor Suite Hotels, Inc.,
                            general partner

                            By /s/ Lawrence D. Robinson
                              -------------------------------------------
                            Its Senior Vice President and General Counsel
                               ------------------------------------------

                         COMMONWEALTH LAND TITLE INSURANCE
                         CORPORATION (Escrow Agent)

                            By /s/ LeAnn Turentine
                              ------------------------------------------
                            Its Assistant Vice President
                               -----------------------------------------


                                      -2-